EXHIBIT 99.7

                           AZTEK TECHNOLOGIES INC.
                      Consolidated Financial Statements
                 For the years ended June 30, 1998 and 1997






Contents

Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . .  2

Consolidated Financial Statements

      Consolidated Balance Sheets . . . . . . . . . . . . . . . . . 3

      Consolidated Statements of Operations and Deficit . . . . . . 4

      Consolidated Statements of Changes in Financial Position  . . 5

      Summary of Significant Accounting Policies. . . . . . . . 6 - 7

      Notes to Consolidated Financial Statements. . . . . . .  8 - 11

<AUDIT-REPORT>

              [Letterhead of BDO Dunwoody Chartered Accountants]

Auditor's Report

To the Shareholders of
Aztek Technologies Inc.

We have audited the consolidated balance sheets of Aztek Technologies Inc. as at June 30, 1998 and 1997 and the consolidated statements of operations and deficit and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 1998 and 1997 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles. As required by the British Columbia Companies Act we report that, in our opinion, these principles have been applied on a consistent basis.

"BDO Dunwoody "
Chartered Accountants
Penticton, British Columbia
July 10, 1998



Canada - United States Reporting Differences



In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated July 10, 1998 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor's report when these are adequately disclosed in the financial statements.

"BDO Dunwoody "
Chartered Accountants
Penticton, British Columbia
July 10, 1998

</AUDIT-REPORT>

                                                       Aztek Technologies Inc.
                                                   Consolidated Balance Sheets


June 30                                               1998               1997
Assets

Current
     Cash                                      $     2,957              20,232
     Accounts receivable                            67,693              56,642
     Prepaid expenses                                1,904               1,536
                                                    --------------------------
                                                    72,554              78,410
Capital Assets (Note 2)                            105,860             151,292
Goodwill (Note 3)                                        -                 417
                                                   ===========================
                                               $   178,414   $         230,119
Liabilities and Shareholders' Deficiency
Current
    Accounts payable and
          accrued liabilities - trade          $   222,326   $         122,971
    Accounts payable and accrued
      liabilities - officers and directors          64,840               5,693
     Deferred revenue                              103,991             138,781
     Current portion of amounts
       due to related parties                            -             166,241
     Current portion of royalties payable          100,000              70,000
     Current portion of obligation under
          capital lease                             33,095              43,553
                                                   ---------------------------
                                                   524,252             547,239
Due to related parties (Note 4)                    132,707               3,689
Royalties payable (Note 5)                               -              30,000
Obligation under capital lease (Note 6)                800              33,632
                                                   ---------------------------
                                                   657,759             614,560
Shareholders' deficiency
     Share capital (Note 7)
     Authorized
       100,000,000 common shares
       without par value
     Issued
       2,051,109 common shares
       (1997 - 1,904,244)                        4,179,522           3,909,000
     Deficit                                    (4,658,867)        (4,293,441)
                                                ------------------------------
                                                  (479,345)          (384,441)
                                                ------------------------------
                                               $   178,414  $          230,119
                                                ==============================

Approved on behalf of the Board:

"Mike Sintichakis"     Director
        "              Director

                                                       Aztek Technologies Inc.
                             Consolidated Statements of Operations and
Deficit


For the years ended June 30                         1998          1997
Sales                                              $   340,081 $   465,566
                                                     -------------------------
Selling and administration expenses
  Advertising and promotion                             4,382       27,770
  Amortization                                         40,310       81,160
  Contractors fees                                     57,420      151,552
  Equipment leases                                     12,213       11,609
  Filing and transfer fees                              7,356       41,641
  Interest on long-term debt                           28,307       34,493
  Investor relations                                   32,309        6,000
  Management fees                                     199,589       91,122
  Office and administration                            23,606       42,823
  Professional fees                                    48,004       60,835
  Rent and property taxes                              53,055       52,277
  Selling and marketing                                 1,041       61,914
  Telephone                                            23,704       34,061
  Travel                                                5,227        8,159
  Utilities                                            23,049       20,975
  Wages, salaries and benefits                        145,935      298,082
                                                  ------------------------
                                                      705,507    1,024,473
Loss from operations                                 (365,426)    (558,907)
Deferred income taxes (recovery)                             -      (1,000)
                                                     ----------------------
Net loss for the year                                 (365,426)   (557,907)
Deficit, beginning of year                          (4,293,441) (3,735,534)
                                                  -------------------------
Deficit, end of year                             $  (4,658,867) $(4,293,441)
                                               ============================
Loss per share, basic                            $       (0.18) $     (0.38)
                                               ============================

                                                       Aztek Technologies Inc.
                      Consolidated Statements of Changes in Financial Position


For the years ended June 30                        1998           1997
Cash provided by (used in)

Operating activities
  Net loss for the year                         $  (365,426)  $(557,907)
  Items not involving cash
    Amortization                                     40,310      81,160
    Deferred income taxes (recovery)                      -      (1,000)
                                             --------------------------
                                                   (325,116)   (477,747)

Decrease in deferred revenue - non-current                -     (19,272)
Changes in non-cash working capital balances
  Accounts receivable                               (11,051)     (2,130)
  Prepaid expenses                                     (368)        (96)
  Accounts payable                                    99,355     (8,733)
  Due to officer                                      59,147       5,332
  Deferred revenue                                  (34,790)      16,129
                                               -------------------------
                                                    (212,823)  (491,853)
Financing activities
  Advances from related parties                       222,098          -
  Repayments to related parties                     (259,321)  (184,539)
  Capital lease repayments                           (43,290)   (34,290)
  Increase in capital lease obligation                      -     20,682
  Issuance of share capital                           270,522    754,870
                                               -------------------------
                                                      190,009    556,723
                                               -------------------------
Investing activities
  Acquisition of capital assets                         (866)   (57,271)
  Proceeds on disposal of capital assets                6,405          -
                                               -------------------------
                                                        5,539   (57,271)
Increase (decrease) in cash                          (17,275)      7,599

Cash, beginning of year                                20,232     12,633
                                               -------------------------
Cash, end of year                                    $  2,957   $ 20,232
                                                ========================

                                                       Aztek Technologies Inc.
                                    Summary of Significant Accounting Policies
June 30, 1998 and 1997
------------------------------------------------------------------------------

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, S.T.A. North America Technologies Inc. and Responseware Corp.


Use of Estimates

The consolidated financial statements of the corporation have been prepared by management in accordance with generally accepted accounting principals in Canada. The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The financial statements have, in management's opinion, been properly prepared using careful judgment within reasonable limits of materiality and within the framework of the accounting policies summarized below.


Capital Assets

Capital assets are recorded at cost. Amortization based on their estimated useful lives is as follows:

Computer hardware                     - 30% diminishing balance basis
Computer software                     - 30% diminishing balance basis
Furniture and equipment               - 20% diminishing balance basis
Software license                      - 33%  straight-line basis

Leasehold improvements are recorded at cost and are amortized using the straight-line method over a period of five years.
Assets under Capital Lease

Assets under capital lease are recorded at cost. Amortization based on the estimated useful life of the asset is as follows:

Computer hardware                     - 20% straight-line basis

Goodwill

Goodwill is recorded at cost. Amortization is provided as follows:

Goodwill                              - 50% straight-line basis

Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities, amounts due to related parties, royalties payable, and obligation under capital leases. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

Revenue Recognition

The Company licenses software under noncancellable license agreements and provides maintenance services, consisting of product support services and periodic updates. License fee revenues are generally recognized when a noncancellable license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, there are no significant vendor obligations, the fees are fixed and determinable, and collection is considered probable. Revenues from maintenance agreements are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training or consulting services are recognized as services are performed.


Deferred Revenue

Deferred revenue is comprised of deferrals for license fees, maintenance and other services.


Deferred Income Taxes

Deferred income taxes arise from the difference between amortization for accounting purposes and capital cost allowance for income tax purposes.

Per Share Data

Share amounts for all periods presented reflect restatement for the five-for-one stock split in December 1996. Basic loss per share is computed using the weighted average number of common shares outstanding during the respective years. Diluted loss per share has not been calculated due to the anti-dilutive effect.


                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements


June 30, 1998 and 1997

1.     Operations

The Company has continued to incur operating losses and continues to have a working capital deficiency as at June 30, 1998. The future ability of the Company to realize its assets at the recorded amounts and discharge its liabilities in the normal course of business will depend upon its ability to obtain further financing and to attain profitable operations. It is not possible at this time to predict with assurance the outcome of these matters. Management intends to raise equity that would allow the Company to proceed with its business plan.

The company's primary business is that of developing and selling computer software and computer systems and providing support services for the company's computer software.


2.     Capital Assets

                                         1998                             1997
                            --------------------------------------------------
                                         Accumulated              Accumulated
                            Cost         Amortization     Cost    Amortization
Computer hardware             $  93,884    $  78,845      $  93,017 $ 72,771
Computer software               102,601       62,557      105,081     45,357
Leasehold improvements           19,972       17,242       23,898     14,028
Furniture and equipment          42,916       32,631       42,916     30,060
Software license                 16,000       16,000       16,000     14,666
Equipment under capital lease
  - Computer hardware           159,958      122,196      159,958    112,696
                               -----------------------------------------------
                            $   435,331   $  329,471   $  440,870  $ 289,578
                               -----------------------------------------------
Net book value                            $  105,860               $
151,292
===============================================

3.     Goodwill

                                            1998                          1997
                     ---------------------------------------------------------
                                        Accumulated                Accumulated
                                Cost   Amortization      Cost     Amortization
Goodwill                    $  191,660     $  191,660   $  191,660 $ 191,243
                     =========================================================
Net book value              $        -                             $     417
                     =========================================================



4.     Due to Related Parties

                                                 1998                    1997
Loans payable, without interest, and specific
repayment terms. Principal is not repayable
prior to July 1, 1999. It was not practical
to determine the fair value of this debt.           $  132,707       $   3,689

Note payable, repayable $1,507 monthly
including interest at 9% per annum and
collateralized by a general security
agreement. During the year a shares for debt
settlement agreement was entered into and
submitted to regulatory authorities for their
approval.                                                   -          166,241
                                               -------------------------------
                                                     132,707           169,930
Less current portion                                       -           166,241
                                               -------------------------------
                                                  $  132,707        $    3,689
                                               ===============================


5. Royalties Payable

                                                  1998                    1997
Royalties payable, royalties incurred in
a prior year's operations are repayable
$10,000 monthly, without interest, commencing
December 9, 1997.                                 $  100,000     $    100,000
Less current portion                                 100,000           70,000
                                                ------------------------------
                                                  $        -     $     30,000
                                                ==============================

As at June 30, 1998 the Company is in default on repayment and is negotiating a revised payment schedule. It is anticipated that this will not have an adverse effect on the Company's financial position or results of future operations.


6. Obligation Under Capital Lease


                                                   1998                 1997
Total minimum lease payments                      $  36,433       $   89,694
Less imputed interest                                 2,538           12,509
                                                ------------------------------
Lease obligation                                     33,895           77,185
Less current portion                                 33,095           43,553
                                                ------------------------------
                                                  $     800       $   33,632
                                                ==============================

Minimum lease payments on the capital lease obligations are 1999 - $35,620, 2000 - $813.

During the year interest expense of $10,252 (1997 - $18,240) was incurred on the obligation under capital lease.

7.     Share Capital

     Authorized
     100,000,000 common shares without par value

                                     1998                                 1997

                                Number of                 Number of
                                   Shares       Amount       Shares     Amount
Issued and fully paid
  Balance, beginning of year    1,904,244 $  3,909,000    1,001,932 $3,055,330
  Issued for cash
    Private placement                   -            -      400,000    620,000
    Exercise of warrants           47,400      104,280       28,600     65,560
    For escrow shares                   -            -      354,000      3,540
Issued for acquisition                  -            -       30,000     30,000
Issued for debt settlement         120,465      166,242       89,712   134,570
Cancelled due to expiry
  of escrow agreement            (21,000)            -            -          -
                             -------------------------------------------------
  Balance, end of year          2,051,109  $  4,179,522   1,904,244 $3,909,000
                              ================================================


a) Escrow Shares - The issued share capital includes 354,000 escrow shares (1997 - 375,000). These shares will be released from escrow at the rate of 1 share for each $0.31 of cash flow from operations, as defined in the agreement. Any shares not released prior to September 17, 2001 will be cancelled and returned to treasury.

During the year ended June 30, 1998 21,000 shares, subject to a separate escrow agreement that expired October 27, 1997, were canceled and returned to treasury.

b) Share Purchase Options

                                                            1998          1997
Number of share purchase options, beginning of year      185,000             -
Number granted during the year                            40,000       185,000

-----------------------
Number of share purchase options, end of year            225,000       185,000


Options outstanding at June 30, 1998 are exercisable:
     185,000 at $1.82 per share, expiring March 20, 1999
     40,000 at $0.85 per share, expiring September 22, 1998

8.     Related Party Transactions


June 30, 1998 and 1997

                                                        1998           1997
a. Accounts payable and amounts due to related parties
  include the following:
    Due to officers and directors                      $  69,647      $  6,552
    Due to a director's family members                   127,900       169,071

b. Selling and administration expenses
     include the following:
   Interest paid to the spouse of a director               1,099        12,313
   Rent paid to a company controlled by the spouse
     of a director                                        13,500        13,500


These transactions are in the normal course of operations and are measured at the exchange value which is the amount of consideration established and agreed to by the related parties.


9.     Income Taxes

The company has losses available for income tax purposes totaling approximately $1,577,000. This amount can be used to reduce taxable income of future years and has not been recognized in the financial statements. The right to claim these losses expire as follows: 1999 - $89,000; 2000 - $76,000;
2001 - $376,000; 2002 - $131,000; 2003 - $101,000; 2004 - $479,000; 2005 -
$325,000.


10.     Lease Commitments

The company has lease commitments for its premises and certain equipment which require minimum annual lease payments payable as follows:

                                     Year              Amount
                                     1999           $  45,442
                                     2000              27,504
                                     2001              10,158
                                     ------------------------
                                                    $  83,104
                                     ========================